1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Parkway Medical Center Near Cleveland

CLEVELAND (April 13, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Parkway Medical Center, a two-building medical office portfolio totaling approximately 88,000 square feet in the Cleveland suburb of Beachwood. The acquisition closed on April 12, 2010.

Located at 3609 and 3619 Park East Drive, Parkway Medical Center is approximately 10 miles from the Cleveland Central Business District and just one-half-mile from the 53-acre Ahuja Medical Center currently being developed by University Hospitals, one of the top 10 health systems in the nation based on performance, according to a study released in 2009 by Thomson Reuters. Parkway Medical Center also enjoys close proximity to Interstate 271, affording tenants easy access to all of Greater Cleveland.

“Parkway Medical Center is well located in a major metropolitan region and less than one mile from what will be a significant new hospital,” said Danny Prosky, president and chief operating officer. “As we build Grubb & Ellis Healthcare REIT II, we are not only targeting attractive, performing medical-related assets located near significant medical campuses, we are also seeking to attain geographic diversification, which we are clearly achieving with our initial acquisitions.”

Including Parkway Medical Center, Grubb & Ellis Healthcare REIT II has acquired properties near Cleveland, New Orleans and St. Cloud, Minn. A fourth potential acquisition is located near Denver.

The larger of Parkway Medical Center’s two buildings, approximately 51,000 square feet, was built in 1972, while the smaller building, approximately 37,000 square feet, was built in 1987. Since 2004, nearly $1.6 million has been invested in capital improvements at Parkway Medical Center, including upgraded lobbies, hallways, replaced parking lots, roofs and lighting, as well as the installation of new HVAC systems and boilers. The facility is currently 87 percent leased to 35 tenants, including University Hospitals of Cleveland, Rapid Medical Research, The MetroHealth System and ID Consultants.

Parkway Medical Center was acquired from Parkway Medical Center, LLC, an unafilliated third party, represented by Bob Nosal of Grubb & Ellis Company. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds received from its offering.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,500 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the significance of Ahuja Medical Center, whether Parkway Medical Canter’s proximity to Ahuja Medical Center is advantageous for the property and our portfolio’s geographic diversification. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength, occupancy, and financial condition of Parkway Medical Center; the strength and financial condition of the tenants; the strength and financial condition of University Hospitals, which is developing the Ahuja Medical Center; uncertainties relating to the local economy of the Greater Cleveland area; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.